EXHIBIT 99.2

Re:   KODIAK ENERGY, INC. -- NEW MEXICO OPERATIONS UPDATE

20 March, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --20/03/08 -- Kodiak Energy, Inc. (TSX-V:KDK)and (OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is pleased to provide an  operations update relative to its New Mexico project.

The New Mexico exploration program, located in northeastern New Mexico, is on schedule.  The program consists of drilling, testing and seismic operations,. Kodiak is operator and 100% working interest owner of this high impact project, currently comprising approximately 62,000 acres with signed letters of intent to purchase another 24,000 acres.  Kodiak has developed positive relationships with the surface rights stakeholders and the State of New Mexico to advance the program.

To date, two wells have been drilled and cased.  Both wells show the expected high quality CO2 from the formations that were previously mapped in the area.  In addition, a third potentially productive formation not seen in other offset wells will be evaluated.  This third well has been spudded.

Once these drilling operations have finished, the three wells will be completed by logging, perforating and flow testing the productive formations to obtain quality data to support the development of the project.  The completion operations are scheduled to be finished by the middle of April.

The 38 mile seismic program has been entirely permitted and the seismic lines are currently being surveyed.  The recording crews are scheduled to be on site within one week.  The seismic program will be completed by the middle of April.

Kodiak continues to add to its land position and has tendered additional leases and letters of intent to area landowners.  Additional lands continue to be evaluated and sourced as appropriate.  This land position in northeast New Mexico will place Kodiak as one of the larger mineral rights holders in the area.

These drilling, seismic and testing programs will further define the project with testing for deliverability, pay thicknesses, reserve estimates, helium potential, other hydrocarbons, and overall project economics.    An engineering firm has been contracted by Kodiak to perform feasibility studies and cost estimates for this development. The exploration program data will then be supplied to an independent engineering firm for evaluation.

Once the project feasibility studies are completed and the data from the drilling and seismic has been analyzed, an additional 4 to 5 well drilling program will be licensed to evaluate the productivity of the recently acquired mineral rights.  seismic program will be conducted on the additional lands to enhance the structural mapping, which is used for project development and the potential resource calculations.  This additional evaluation program is anticipated to proceed in the summer of 2008.

Kodiak expects these properties will become a key supply source for the CO2 needs of the Permian Basin and discussions have commenced with several consumers of CO2.  Since CO2 is in high demand for enhanced recovery, it is a key asset value to the Corporation.

Target dates are subject to change as new information becomes available.

About Kodiak
Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe, Chief Executive Officer
Phone:  +1 (403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com

Copyright (c) 2008 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com Message sent on Thu Mar 20, 2008 at 6:52:16 AM Pacific Time